                                                                  EXHIBIT 10.23

                                          *** TEXT OMITTED AND FILED SEPARATELY
                                               CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4)
                                                            200.83 AND 230.406.

                       COLLABORATIVE RESEARCH, DEVELOPMENT
                              AND LICENSE AGREEMENT

THIS COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is entered into as of May 10, 2000 (the "Effective Date") by and between ELITRA PHARMACEUTICALS INC., a Delaware corporation having an address of 3510 Dunhill Street, San Diego, CA 92121, U.S.A. ("Elitra"), and LG CHEMICAL LTD., a corporation organized under the laws of Korea having an address of LG Twin Tower, 20, Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea ("LG Chem").

                                    RECITALS

WHEREAS, Elitra has developed expertise and acquired proprietary rights related to the identification of essential genes in bacterial and fungal pathogens and the discovery and development of novel antimicrobial drugs;

WHEREAS, LG Chem is engaged in the research, development, marketing, manufacture and distribution of pharmaceutical compounds useful in treating or preventing human diseases and conditions;

WHEREAS, Elitra and LG Chem desire to enter into a collaborative relationship to discover, develop and commercialize Products in the Field (as such terms are tdefined below); and

WHEREAS, concurrently herewith LG Chem and Elitra are entering into a stock purchase agreement under which LG Chem will purchase shares of Elitra's tSeries C Preferred Stock on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    DEFINITIONS

      1.1 "ACTIVE COMPOUND" shall mean any small molecule compound within the Elitra Compound Libraries or the LG Chem Compound Libraries, or otherwise invented solely by Elitra or LG Chem or jointly by the parties, or obtained from a Third Party for screening and screened as part of the Collaboration, which compound meets the Hit Criteria with respect to one or more Targets in the Elitra Assays.

      1.2   "ADDITIONAL WORK PERIOD" shall have the meaning ascribed in
Section 4.3(b).

      1.3 "AFFILIATE" shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company fifty percent (50%) or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock of a party.

                                      1.

      1.4 "ALLOCABLE OVERHEAD" shall mean (for any particular cost item) a party's internal allocation, based on direct project headcount or other generally accepted activity-based accounting methods, of indirect overhead costs incurred by a party or any of its operating units to support and carry out Development activities with respect to a Program Compound or Product, which indirect costs may include but are not limited to: indirect labor costs; occupancy costs; repair and maintenance costs; office supplies and service costs; equipment costs; insurance costs; and outside professional and other service costs. Such overhead shall exclude any indirect costs associated with large start-up expenses or any excess or unused capacity not directly related to a Program Compound or Product. Furthermore, overhead costs of a party or operating units that are not engaged in the Development of a Program Compound or Product shall not be recoverable as Allocable Overhead or otherwise.

      1.5 "COLLABORATION" shall mean the programs of collaborative Research and Development, as described in Articles 2, 3, 4 and 5.

      1.6 "COMMERCIALIZATION" shall mean all activities undertaken relating to the manufacture, marketing and sale of a Product, including Pre-Marketing, advertising, promotion, education, planning, marketing, market research, distribution, branding, selling, pricing, regulatory support (including pharmacovigilance) and the like.

      1.7 "CONFIDENTIAL INFORMATION" shall mean all information, inventions, know-how or data disclosed by a party to the other pursuant to this Agreement including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, whether in oral, written, graphic or electronic form.

      1.8 "CONTROL" shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

      1.9 "COST OF GOODS" shall mean the cost of Products shipped either in bulk or final therapeutic form, as applicable. As used herein, the cost of Products means (a) in the case of products and services acquired from Third Parties, payments made to such Third Parties, and (b) in the case of manufacturing services performed by LG Chem, the actual unit costs of manufacture in bulk form or final manufacturing, as the case may be, plus the variances and other costs specifically provided for herein. Actual unit costs shall consist of direct material and direct labor costs plus manufacturing overhead directly attributable to the Products at standard, all calculated in accordance with reasonable cost accounting methods, consistently applied, of LG Chem.

Direct material costs shall include the costs incurred in purchasing materials, including sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components.

Direct labor shall include the cost of employees engaged in direct manufacturing activities and direct and indirect quality control and quality assurance activities who are directly employed in Product manufacturing and packaging.

                                      2.

Overhead attributable to the Products shall include a reasonable allocation of indirect labor (not previously included in direct labor), a reasonable allocation of administrative costs, and a reasonable allocation of facilities costs. Such allocations shall be in accordance with U.S. generally accepted accounting principles, consistently applied, using reasonable cost accounting methods, consistently applied, of LG Chem.

      1.10 "DERIVATIVE COMPOUND" shall mean a small molecule compound that is an analog, homolog or isomer of an Active Compound made under an analoging program or a chemical synthesis program based on structure-function relationships, which compound meets the Hit Criteria with respect to one or more Targets in the Elitra Assays.

      1.11 "DEVELOPMENT" shall mean, with respect to any Program Compound or Product, all activities conducted after selection of such Program Compound beginning with formal toxicology studies with GLP materials that relate to obtaining Regulatory Approval of a Product in the Field and all activities relating to developing the ability to manufacture the same. Without limiting, the foregoing, such activities include (a) formal toxicology with GLP materials for IND filing, clinical trials (including Phase IIIB Clinical Trials and Phase IV Clinical Trials), regulatory affairs and outside counsel regulatory legal services and (b) manufacturing process development and initiation of GMP synthesis, bulk production, fill/finish, manufacturing and quality assurance technical support activities. For purposes of clarification, Development shall not include any activities conducted prior to selection of the applicable Program Compound and initiation of formal toxicology studies with GLP materials, including, without limitation, animal model evaluation, microbiology analysis, chemical optimization, formulation and stability/compatibility studies or other such preclinical testing.

      1.12 "DEVELOPMENT EXPENSES" shall mean the expenses incurred by a party or for its account that are attributable to the Development of a Program Compound or Product, calculated on a fully-burdened basis (I.E., including Allocable Overhead specifically attributable thereto). Without limiting the generality of the foregoing, "Development Expenses" shall mean amounts paid by a party to Third Parties involved in the Development of a Program Compound or Product, and all internal costs (calculated on a full-time equivalent basis) incurred by a party in connection with the Development of a Program Compound or Product. Development Expenses shall include, but are not limited to, the following costs incurred for the Development of a Program Compound or Product: (a) the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Program Compound or Product or research activities with respect to such Program Compound or Product, which studies or research activities (i) occur after selection of such Program Compound beginning with formal toxicology studies with GLP materials that are necessary for IND filing, (ii) are conducted internally or by individual investigators or consultants and (iii) are necessary or desirable for the purpose of obtaining and/or maintaining Regulatory Approval of a Product in a regulatory jurisdiction; (b) costs (and related fees) for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain Regulatory Approval of a Product in a regulatory jurisdiction; and (c) manufacturing process development and scale-up for a Product in bulk and finished form for purposes of conducting clinical trials necessary to obtain and/or maintain Regulatory Approval of Products in a regulatory jurisdiction. In addition, Development Expenses shall include, but are not limited to, the following Development costs incurred by the parties in support of or for extension of the applicable

                                      3.

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Product in a regulatory jurisdiction after the First Commercial Sale:
(i) Phase IV Clinical Trials; (ii) bridging studies necessary to obtain Regulatory Approval of a Product in additional regulatory jurisdictions after Regulatory Approval of such Product in the first regulatory jurisdiction;
(iii) ongoing product development (E.G., new formulations and routes of administration); (iv) ongoing product support; (v) ongoing medical affairs; and (vi) fees and expenses of outside consultants and counsel in respect of regulatory affairs. For purposes of clarification, Development Expenses shall exclude all expenses incurred by a party or for its account with respect to activities conducted prior to selection of the applicable Program Compound and initiation of formal toxicology studies with GLP materials, including, without limitation, any animal model evaluation, microbiology analysis, chemical optimization, formulation and stability/compatibility studies or other such preclinical testing.

      1.13 "DEVELOPMENT PLAN" shall mean the plan for conducting Development activities under the Collaboration with respect to Program Compounds and Products, as amended from time to time by the JDC.

      1.14  "ELITRA ASSAYS" shall have the meaning ascribed in Section 4.4.

      1.15 "ELITRA COMPOUND LIBRARIES" shall mean all compounds or sets of compounds Controlled by Elitra as of the Effective Date or during the Research Term or any Additional Work Period to the extent Elitra is entitled to utilize such compounds or sets of compounds in the Collaboration and reasonably able to provide such compounds or sets of compounds to LG Chem for use in connection with the Collaboration.

      1.16  "ELITRA DATABASE" shall have the meaning ascribed in Section 4.1.

      1.17  "ELITRA INVENTION" shall have the meaning ascribed in Section 9.1.

      1.18 "ELITRA KNOW-HOW" shall mean, to the extent useful for purposes of the Collaboration, Information (including, without limitation, the Elitra Assays and the Elitra Database) that (a) Elitra or any of its Affiliates Controls on the Effective Date or (b) is conceived or developed by Elitra or any of its Affiliates in the course of the Collaboration during the Research Term or any Additional Work Period, and, in each case, any replication or any part of such information or material.

      1.19 "ELITRA PATENTS" shall mean, to the extent useful for purposes of the Collaboration, all Patents issued or existing as of the Effective Date or covering Elitra Inventions made in the course of the Collaboration during the Research Term or any Additional Work Period which, in each case, Elitra or any of its Affiliates Control. At the request of LG Chem, Elitra shall from time to time provide LG Chem a list of the Elitra Patents.

      1.20 "ELITRA TECHNOLOGY" shall mean the Elitra Patents and the Elitra Know-How.

      1.21 "ELITRA TERRITORY" shall mean the United States of America (including its territories and possessions), Canada and Mexico.

      1.22  "FDA" shall mean the United States Food and Drug Administration.

                                      4.

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      1.23  "FIELD" shall mean the treatment or prevention of human bacterial and/or fungal infections.

      1.24 "FIRST COMMERCIAL SALE" of a Product shall mean the first sale for use or consumption of such Product in a country after Regulatory Approval has been granted by the governing health regulatory authority of such country. Sale to an Affiliate or sublicensee shall not constitute a First Commercial Sale unless the Affiliate or sublicensee is the end user of the Product.

      1.25 "FTE" shall mean the equivalent of a full-time twelve (12) months' (including normal vacations, sick days and holidays) work of a person, carried out by one or more employees or consultants of a party, who devotes a portion of his or her time to the Collaboration; PROVIDED, HOWEVER, that each party understands and agrees that the other party retains complete discretion to change the identity, the frequency and the time which any individual employee or consultant devotes to the Collaboration.

      1.26 "GENE TARGET" shall mean any nucleotide sequence, gene or protein encoded therefrom.

      1.27 "GROSS PROFIT" shall mean, on a Product-by-Product basis, (a) Net Sales of the Product by a party or its Affiliates or sublicensees, less
(b) Cost of Goods for such Product.

      1.28 "HIT CRITERIA" shall mean, with respect to an Active Compound or Derivative Compound, those criteria for minimum and reproducible activity in an Elitra Assay and properties judged suitable for chemical elaboration or development by the JRC.

      1.29 "IND" shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing necessary to commence human clinical trials in another country, as applicable.

      1.30  "INFORMATION" shall mean all tangible and intangible
(a) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions and software and (b) compounds, compositions of matter, cells, cell lines, assays, and physical, biological or chemical material.

      1.31  "INVENTIONS" shall have the meaning set forth in Section 9.1.

      1.32 "JOINT COMMERCIALIZATION AGREEMENT" shall have the meaning set forth in Section 5.4.

      1.33 "JOINT DEVELOPMENT COMMITTEE" or "JDC" shall mean the committee formed pursuant to Section 2.4.

      1.34  "JOINT INVENTION" shall have the meaning ascribed in Section 9.1.

      1.35  "JOINT PATENTS" shall mean all Patents claiming a Joint Invention.

                                      5.


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      1.36  "JOINT RESEARCH COMMITTEE" or "JRC" shall mean the committee formed pursuant to Section 2.2.

      1.37 "LG CHEM COMPOUND LIBRARIES" shall mean all compounds or sets of compounds Controlled by LG Chem as of the Effective Date or during the Research Term or any Additional Work Period to the extent LG Chem is entitled to utilize such compounds or sets of compounds in the Collaboration and reasonably able to provide such compounds or sets of compounds to Elitra for use in connection with the Collaboration.

      1.38  "LG CHEM INVENTION" shall have the meaning ascribed in Section 9.1.

      1.39 "LG CHEM KNOW-HOW" shall mean, to the extent useful for purposes of the Collaboration, Information that (a) LG Chem or any of its Affiliates Controls on the Effective Date or (b) is conceived or developed by LG Chem or any of its Affiliates in the course of the Collaboration during the Research Term or any Additional Work Period, and, in each case, any replication or any part of such information or material.

      1.40 "LG CHEM PATENTS" shall mean, to the extent useful for purposes of the Collaboration, all Patents issued or existing as of the Effective Date or covering LG Chem Inventions made in the course of the Collaboration during the Research Term or any Additional Work Period which, in each case, LG Chem or any of its Affiliates Control. At the request of Elitra, LG Chem shall from time to time provide Elitra a list of the LG Chem Patents.

      1.41 "LG CHEM TECHNOLOGY" shall mean the LG Chem Patents and LG Chem Know-How.

      1.42 "LG CHEM TERRITORY" shall mean the entire world, excluding the Elitra Territory and Western Europe.

      1.43  "MAJOR NON-U.S. MARKET" shall mean [...***...]

      1.44 "NDA" shall mean a New Drug Application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R.
314.5 et seq.), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing, including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

      1.45 "NET SALES" shall mean the amount billed by a party or its Affiliate or sublicensee to a Third Party which is not an Affiliate or sublicensee of the selling party (unless such Affiliate or sublicensee is the end user of such product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party in an arm's length transaction) for sales of such Product to Third Parties less the following items, as allocable to such Product: (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of a party's or its Affiliate's or sublicensee's gross negligence, willful misconduct or fraud), (iii) freight, shipping and

                                             *CONFIDENTIAL TREATMENT REQUESTED
                                      6.


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insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) government mandated rebates.

      1.46 "PATENT" shall mean (a) valid and enforceable United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States patents, including, without limitation, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors' certificates, and foreign counterparts thereof.

      1.47 "PHASE I CLINICAL TRIALS" shall mean those trials on sufficient numbers of normal volunteers and patients that are designed to establish that a drug is safe for its intended use, and to support its continued testing in Phase II Clinical Trials.

      1.48 "PHASE II CLINICAL TRIALS" shall mean those trials on sufficient numbers of patients that are designed to establish the safety and biological activity of a drug for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed.

      1.49 "PHASE III CLINICAL TRIALS" shall mean those trials on sufficient numbers of patients that are designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and supporting Regulatory Approval of such drug or label expansion of such drug.

      1.50 "PHASE IIIB CLINICAL TRIALS" shall mean product support clinical trials of a Product (I.E., a clinical trial that is not required for receipt of Regulatory Approval but that may be useful in providing additional drug profile data) commenced before receipt of Regulatory Approval in the country where such trial is being conducted.

      1.51 "PHASE IV CLINICAL TRIALS" shall mean product support clinical trials of a Product commenced after receipt of Regulatory Approval in the country where such trials is being conducted.

      1.52 "PRE-MARKETING" shall mean all Commercialization activities undertaken prior to and in preparation for the launch of a Product in the Territory, including, without limitation, advertising, education, sales force training and Phase IIIB Clinical Trials.

      1.53 "PRODUCT" shall mean a pharmaceutical product containing a Program Compound or any derivative, analog or isomer thereof, which product has received Regulatory Approval for commercial marketing and sale for use in the Field, and including all formulations, line extensions and modes of administration thereof.

      1.54 "PROGRAM COMPOUND" shall mean an Active Compound or Derivative Compound (or any derivative, analog or isomer of either of the foregoing) which has demonstrated activity in applicable animal models and has met basic acute toxicology, pharmacokinetics, chemistry and pharmacology requirements typically used to support a decision to move into preclinical IND-enabling studies and formally approved as such by the JRC.

                                      7.


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      1.55  "REGULATORY APPROVAL" shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

      1.56 "RESEARCH" shall mean activities undertaken pursuant to this Agreement for the identification of Program Compounds, as described in the Research Plan, but excluding Development activities.

      1.57 "RESEARCH PLAN" shall mean the plan for conducting the Research under the Collaboration, as amended from time to time by the JRC. The Research Plan agreed upon by the parties hereto is attached to this Agreement as Exhibit A. Any amendments or revisions to the Research Plan shall be in writing and shall require unanimous approval of the JRC.

      1.58 "RESEARCH TERM" shall mean the five (5) years following the Effective Date, subject to earlier termination in accordance with Section 3.4 or Article 12.

      1.59 "ROYALTY TERM" shall mean, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale and ending upon the later of (a) ten (10) years from the date of First Commercial Sale in such country, or (b) the expiration of the last to expire of the LG Chem Patents, Elitra Patents or Joint Patents claiming the manufacture, use or sale of such Product in such country.

      1.60  "STOCK PURCHASE AGREEMENT" shall have the meaning ascribed in
Section 7.2.

      1.61 "TARGET" shall mean a Proposed Target, Accepted Target, Screening Target, Reserved Target or Collaboration Target, each as defined below:

            (a) "PROPOSED TARGET" shall mean a Gene Target selected by Elitra from the Elitra Database and proposed to LG Chem as a potential Accepted Target pursuant to Section 4.1;

            (b) "ACCEPTED TARGET" shall mean a Proposed Target accepted by LG Chem pursuant to Section 4.2;

            (c) "SCREENING TARGET" shall mean an Accepted Target selected by LG Chem pursuant to Section 4.3;

            (d) "RESERVED TARGET" shall mean a Screening Target with respect to which one or more Active Compounds have been identified hereunder, as more fully described in Section 4.4; and

            (e) "COLLABORATION TARGET" shall mean a Reserved Target with respect to which the JRC has designated a Program Compound, as more fully described in Section 4.5.

      1.62  "TERM OF THE AGREEMENT" shall have the meaning ascribed in
Section 12.1.

                                      8.


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      1.63  "THIRD PARTY" shall mean any entity other than LG Chem or Elitra or an Affiliate of LG Chem or Elitra.

      1.64 "WESTERN EUROPE" shall mean Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, the
Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United
Kingdom.

      1.65  "WESTERN EUROPE AGREEMENT" shall have the meaning ascribed in
Section 5.3.

      1.66  "WESTERN EUROPE PARTNER" shall have the meaning ascribed in
Section 5.3.

2.    COLLABORATION GOVERNANCE

      2.1 JOINT RESEARCH COMMITTEE. Promptly after the Effective Date, the parties will form a Joint Research Committee ("JRC") comprised of three
(3) representatives of each of Elitra and LG Chem. Two (2) members of the JRC, one (1) of whom is a representative of Elitra and one (1) of whom is a representative of LG Chem, shall be selected to act as co-chairpersons. The JRC shall manage and monitor the progress and results of, the ongoing Research conducted under the Collaboration, shall determine future Research activities to be conducted under the Collaboration and shall allocate resources (including, without limitation, FTEs) among the various Research activities. All decisions of the JRC shall be unanimous, with the representatives of each party collectively having one vote. The JRC shall meet at least three (3) times per year during the Research Term or at such greater frequency as the JRC agrees. Such meetings shall alternate between the principal offices of each party, and the parties shall agree upon the time of meetings. In addition, the JRC may hold such additional meetings by teleconference or videoconference as deemed appropriate by the JRC. Within thirty (30) days after each meeting, one of the JRC co-chairpersons (alternating between the Elitra co-chairperson and the LG Chem co-chairperson) will provide the parties with a written report describing, in reasonable detail, the status of the Collaboration, a summary of the results and progress to date, the issues requiring resolution, and the agreed resolution of previously reported issues. A reasonable number of additional representatives of a party may attend meetings of the JRC in a non-voting capacity.

      2.2 JOINT RESEARCH COMMITTEE FUNCTIONS AND POWERS. The JRC shall encourage and facilitate ongoing cooperation between the parties, establish, update, review and approve the Research Plan and other plans for accomplishing the Research goals of the Collaboration, allocate tasks and coordinate activities required to perform the Research, monitor progress of the Research and the parties' diligence in carrying out their responsibilities thereunder, oversee the conduct of all patent matters, and carry out the other duties and responsibilities described for it in this Agreement. The JRC shall also be responsible for developing and approving an annual Research budget for activities to be performed by the parties pursuant to the Research Plan for each year of the Research Term (including any renewal or extension thereof) and any Additional Work Period. In addition, the JRC shall maintain and, on a regular basis, update and provide to the parties a list or lists of the following: Proposed Targets, Accepted Targets, Screening Targets, Reserved Targets (including the dates upon which each became a Reserved Target), Collaboration Targets, Active Compounds, Derivative Compounds and Program Compounds.

                                      9.

      2.3 JOINT DEVELOPMENT COMMITTEE. Promptly after the selection of the first Program Compound hereunder, the parties will form a Joint Development Committee ("JDC") comprised of three (3) representatives of each of Elitra and LG Chem. Two (2) members of the JDC, one (1) of whom is a representative of Elitra and one (1) of whom is a representative of LG Chem, shall be selected to act as co-chairpersons. The JDC shall coordinate and manage, and monitor the progress and results of, the worldwide Development of Program Compounds and Products resulting from the Collaboration. The parties intend that decisions of the JDC will be made by consensus. The parties agree that the representatives of Elitra and the representatives of LG Chem on the JDC shall consult in good faith in implementing the Development Plan. The JDC shall meet at least three (3) times per year following its formation during the Term of the Agreement or at such greater frequency as the JDC agrees. Such meetings shall alternate between the principal offices of each party, and the parties shall agree upon the time of meetings. In addition, the JDC may hold such additional meetings by teleconference or videoconference as deemed appropriate by the JDC. Within thirty (30) days after each meeting, one of the JDC co-chairpersons (alternating between the Elitra co-chairperson and the LG Chem co-chairperson) will provide the parties with a written report describing, in reasonable detail, the status of Development activities under the Collaboration, a summary of the results and progress to date, the issues requiring resolution, and the resolution of previously reported issues. A reasonable number of additional representatives of a party may attend meetings of the JDC in a non-voting capacity.

      2.4 JOINT DEVELOPMENT COMMITTEE FUNCTIONS AND POWERS. The JDC shall encourage and facilitate ongoing cooperation between the parties, establish, update, review and approve the Development Plan and other plans for accomplishing the Development goals of the Collaboration, allocate tasks and coordinate activities required to perform the Development Plan, monitor progress of Development activities hereunder and the parties' diligence in carrying out their responsibilities under the Development Plan, oversee the conduct of all patent matters (to the extent the JRC is no longer performing such function) and carry out the other duties and responsibilities described for it in this Agreement. The JDC shall also be responsible for developing and approving an annual Development budget for activities to be performed by the parties pursuant to the Development Plan.

      2.5 INFORMATION AND REPORTS. Except as otherwise provided in this Agreement, the parties will make available and disclose to one another all results of the work conducted pursuant to the Collaboration prior to and in preparation for JRC and JDC meetings, in the form and format to be designated by the JRC or JDC, as applicable.

      2.6 JRC DISPUTE RESOLUTION. The members of the JRC will attempt to decide or resolve all applicable issues within the JRC. If the JRC is unable to decide or resolve an issue unanimously, the issue shall be referred to the heads of research and development of each of Elitra and LG Chem. Such officers of the parties will meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve the issue within thirty (30) days of commencing such negotiations, the issue shall be submitted to a scientific panel composed of three (3) members with experience in research and development of pharmaceutical products. as provided in
Article 14. Within ten (10) days after the end of such thirty (30)-day period, each party will appoint one (1) person to such scientific panel, and the two (2) persons so appointed will select a third person for appointment to the scientific panel within ten (10) days

                                      10.

after their appointment. The parties will provide the scientific panel with all information relevant to the issue in dispute. The scientific panel will resolve the issue in dispute and prepare and deliver to the parties a written statement setting forth the resolution as promptly as practicable and in any event within ninety (90) days after appointment of the last person to the scientific panel. The decision of the scientific panel shall be final and binding on the parties. Each party shall bear its own costs associated with this process and shall share equally the fees of the scientific panel.

3.    CONDUCT OF THE COLLABORATION

      3.1 OBJECTIVES. The parties hereby agree to establish and conduct the Collaboration in accordance with the Research Plan or the Development Plan, as applicable, and with the terms of this Agreement. The initial Research Plan for conducting the Research is attached hereto as Exhibit A.

      3.2 TECHNOLOGY TRANSFER. Commencing promptly after the Effective Date and from time to time thereafter, Elitra will disclose to LG Chem such of the Elitra Patents and Elitra Know-How as is reasonably necessary to enable LG Chem to perform its Collaboration activities hereunder in accordance with the Research Plan or Development Plan and otherwise to exercise fully the licenses granted to LG Chem hereunder. Commencing promptly after the Effective Date and from time to time thereafter, LG Chem shall disclose to Elitra such of the LG Chem Patents and LG Chem Know-How as is reasonably necessary to enable Elitra to perform its Collaboration activities hereunder in accordance with the Research Plan or Development Plan and otherwise to exercise fully the licenses granted to Elitra hereunder. During the Collaboration, each party will provide the other party with reasonable technical assistance relating to the use of such party's technology, solely to the extent permitted under the license granted to the other party herein.

      3.3 PERFORMANCE STANDARDS. Each party shall conduct its activities under the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations and with applicable good laboratory practices and good manufacturing practices, to attempt to achieve its objectives efficiently and expeditiously. Each party shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed by such party pursuant to the Research Plan or the Development Plan, as applicable. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, each party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted pursuant to the Research Plan or the Development Plan, as applicable, and, upon the other party's written request, shall send legible copies of the aforesaid to the other party. Upon reasonable advance notice, each party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other party on issues arising during the Term of the Agreement and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues.

                                      11.

      3.4 EARLY TERMINATION OF RESEARCH TERM. LG Chem shall have the option, in its sole discretion, to terminate the Research Term at any time on or after the third (3rd) anniversary of the Effective Date. Elitra shall have the option, in its sole discretion, to terminate the Research Term at any time on or after the third (3rd) anniversary of the Effective Date in the event that LG Chem has breached the provisions of Section 3.5(b). A party shall exercise such option, if at all, by giving the other party written notice not less than one hundred eighty (180) days prior to the proposed date of termination (which notice may be provided at any time on or after the date that is two (2) years and six (6) months after the Effective Date).

      3.5 RESEARCH COMMITMENT. During the Research Term and, if applicable, the Additional Work Period, the parties shall diligently conduct the Collaboration in accordance with the Research Plan, as revised from time to time by the JRC. Without limiting the generality of the foregoing:

            (a) Elitra shall devote to the Collaboration an average of [...***...] FTEs during each year of the Research Term, subject to LG Chem's funding obligations under Section 7.1 hereof. To the extent that the Research Plan, as approved by the JRC, requires Elitra to devote additional FTEs to the Collaboration (including FTEs contemplated by Section 3.5(b) but not including any FTEs necessary to perform work during the Additional Work Period contemplated by Section 4.3), LG Chem shall provide funding for such additional FTEs at an initial rate of $[...***...] per year, which amount shall be adjusted on an annual basis by a factor which reflects changes in the Consumer Price Index for San Diego, California as reported as of the date that is thirty (30) days prior to the anniversary of the Effective Date in each applicable year when compared to the comparable statistic for the date that is thirty (30) days prior to the anniversary of the Effective Date in the preceding year.

            (b) LG Chem shall devote to any activity for which it is responsible under the Research Plan approximately that number of FTEs as set forth in the Research Plan or such other number of FTEs as is generally accepted practice for similar activities in the pharmaceutical industry, with the expectation that LG Chem shall devote to the Collaboration a maximum of [...***...] FTES during each year of the Research Term. If LG Chem is unable to devote such FTEs to Research activities for which it is responsible and the JRC or JDC, as applicable, agrees that Elitra should perform such activities, then either (i) LG Chem shall provide funding in accordance with subsection (a) above for the number of additional Elitra FTEs necessary to perform the applicable Research activities, or (ii) if the Research Term is still in effect, the JRC may reallocate those Elitra FTEs already funded by LG Chem pursuant to Section 7.1 as the JRC deems appropriate.

            (c) If, during the Research Term, the number of FTEs devoted to the Collaboration under Section 3.5(a) and (b) is insufficient to perform the activities described in Section 4.5 with respect to all Active Compounds identified under this Agreement, the JRC may, as it deems appropriate, decide to
(i) reallocate existing FTEs under Section 3.5(a) and (b) to such activities or
(ii) cause an agreed upon number of additional FTEs to perform such activities, with the cost of such additional FTEs to be shared equally by the parties.

                                              * CONFIDENTIAL TREATMENT REQUESTED

                                      12.

      3.6 RESEARCH AND DEVELOPMENT REPORTS. Each party each shall keep the other party fully informed as to all discoveries and technical developments (including, without limitation, any Inventions) made in the course of performing activities hereunder or under the Research Plan or Development Plan. In particular, Elitra and LG Chem each shall prepare, and distribute to all members of the JRC or JDC, as applicable, no later than ten (10) days prior to the next JRC or JDC meeting, a written summary report, in such form and format and setting forth such information regarding the results and progress of performance of the Research Plan or Development Plan as determined from time to time by the JRC or JDC. Nothing herein shall require either party to disclose information received from a Third Party which remains subject to BONA FIDE confidentiality obligations to such Third Party.

      3.7 SUBCONTRACTS. LG Chem and Elitra may perform some of their obligations under the Research Plan and/or the Development Plan through one or more subcontractors, provided that (i) none of the rights of either party hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the parties pursuant to Article 11 hereof. In the event either party performs one or more of its obligations under the Research Plan or Development Plan through a subcontractor, then such party will at all times be responsible for the performance and payment of such subcontractor, subject to sharing of Development Expenses in accordance with this Agreement.

      3.8 MATERIALS TRANSFER. In order to facilitate the Collaboration, either party may provide to the other party certain biological materials or chemical compounds including, but not limited to, compounds within the Elitra Compound Libraries or the LG Chem Compound Libraries, Gene Targets, Elitra Assays or other screens, target proteins and reagents (collectively, "Materials") Controlled by the supplying party (other than under this Agreement) for use by the other party in furtherance of the Collaboration. Except as otherwise provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the Collaboration and solely under the control of the other party, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party, and will not be used in research or testing involving human subjects except as expressly permitted by the Development Plan. The Materials supplied under this Section 3.8 must be used with prudence and appropriate caution in any experimental work, because not all of their characteristics may be known. THE MATERIALS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

      3.9 EXTRAORDINARY EXPENSES. In the event that the JRC approves any extraordinary expense to be incurred in connection with activities for which Elitra is responsible under the Research Plan which expense was not contemplated by the initial Research Plan, LG Chem shall bear such extraordinary expense. In the event that the JRC approves any extraordinary expense to be incurred in connection with activities for which LG Chem is responsible under the

                                      13.

Research Plan which expense was not contemplated by the initial Research Plan, Elitra and LG Chem shall share equally such extraordinary expense.

4.    TARGET IDENTIFICATION AND COMPOUND SCREENING

      4.1 DEVELOPMENT OF ELITRA DATABASE; SELECTION OF PROPOSED TARGETS. During the Research Term, Elitra shall use its commercially reasonable efforts to identify essential Gene Targets in each of the major human pathogens for incorporation into Elitra's proprietary relational database of validated bacterial and fungal targets (the "Elitra Database"), as more fully described in the Research Plan. During each year of the Research Term, Elitra shall select and propose to LG Chem [...***...] Gene Targets from the Elitra Database as potential Accepted Targets. As more fully described in the Research Plan, each such Proposed Target must:

            (a)   not be any historically known Gene Target;

            (b)   be essential in at least [...***...]

            (c) demonstrate, through bioinformatics analysis, a significant degree of conservation in certain other bacterial pathogens, including [...***...] and [...***...];

            (d) demonstrate minimum homology to eucaryotic genes, as more fully described in the Research Plan;

            (e) have a known biochemical function, as shown by bioinformatics analysis using sequence similarity and motif analysis;

            (f) be a suitable candidate for development of biochemical assays; and

            (g) meet such other criteria as set forth in the Research Plan or otherwise established by the JRC from time to time.

The JRC shall have the right to modify the criteria that must be met by Proposed Targets by written amendment to the Research Plan. For any year of the Research Term, in the event that there would be more than [...***...] Proposed Targets that meet the then applicable criteria for Proposed Targets, Elitra will suggest additional criteria for Proposed Targets in order to narrow the number of Proposed Targets to [...***...] and will provide such list of additional criteria to LG Chem prior to selection of the Proposed Targets. Elitra shall provide the initial [...***...] Proposed Targets to LG Chem for the first year of the Research Term using its best efforts to provide such Proposed Targets within sixty (60) days after the Effective Date and in no event later than ninety (90) days after the Effective Date. In each subsequent year of the Research Term, Elitra shall provide the initial [...***...] Proposed Targets to LG Chem within thirty (30) days of the anniversary of the Effective Date that marks the commencement of such year. LG Chem shall have the right to reject, in good faith, up to [...***...] Gene Targets proposed by Elitra as Proposed Targets per year, and Elitra shall propose a replacement Proposed Target for any such rejected Proposed Target.

      4.2 SELECTION OF ACCEPTED TARGETS. LG Chem shall have the right to select, by written notice to the JRC and Elitra, up to [...***...] Proposed Targets per year during the

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      14.

Research Term as Accepted Targets. From the time that LG Chem provides the JRC and Elitra with written notice of acceptance of a Proposed Target (at which time such Proposed Target shall be deemed an "Accepted Target" hereunder) until the date that is not more than [...***...] from the date of such notice (the "Accepted Target Exclusivity Period"), such Accepted Target shall be reserved exclusively for the Collaboration in accordance with
Section 4.6 so that Elitra may perform the Research described in Section 4.3(a). Upon LG Chem's rejection of any Proposed Target, such Proposed Target shall be returned to the Elitra Database and Elitra shall be free to use such rejected Proposed Target outside the Collaboration, whether by itself or in collaboration with a Third Party. For purposes of this Section 4.2, LG Chem's failure to select a Proposed Target as an Accepted Target using its best efforts to make such selection within thirty (30) days following Elitra's proposal of such Proposed Target to LG Chem and in any event within sixty
(60) days following Elitra's proposal of such Proposed Target to LG Chem shall be deemed to constitute rejection of such Proposed Target.

      4.3   SELECTION OF SCREENING TARGETS.

            (a) Following selection of any Accepted Target, Elitra shall perform Research in accordance with the Research Plan to identify Accepted Targets meeting the criteria specified in the Research Plan for selection by LG Chem as Screening Targets, and shall report the results of such Research to the JRC. As more fully described in the Research Plan each such Screening Target must:

                  (i)   have a demonstrated antisense mechanism;

                  (ii)  be essential in [...***...] pathogenic organisms;

                  (iii) be essential in drug resistant strains when possible;

                  (iv) be a suitable candidate for the development of biochemical assays for high throughput screening;

                  (v) not be covered by a valid claim of any issued patent Controlled by a Third Party that would be infringed by the Research, Development and Commercialization activities proposed to be conducted hereunder with respect to such Target; and

                  (vi) Elitra will have measured targeted gene protein levels in infectious models with respect to such Target.

The JRC shall have the right to modify the criteria that must be met by Screening Targets by written amendment to the Research Plan.

            (b) LG Chem shall be responsible for selecting Screening Targets and, except as otherwise set forth in this Section 4.3, may select up to [...***...] Screening Targets per year during the Research Term; PROVIDED, HOWEver, that if Elitra is unable to provide LG Chem with [...***...] Screening Targets meeting applicable criteria in any year during the Research Term (other than the [...***...]), then the number of Screening Targets not so selected shall be added to the number of Screening Targets that LG Chem is entitled to select during the subsequent year. If there are Screening Targets that LG Chem is entitled to select after the end

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      15.

of the Research Term in accordance with the preceding sentence, Elitra will continue to do the work necessary to provide LG Chem with such Screening Targets in accordance with the Research Plan, [...***...], during the period after the end of the Research Term until the time that such Screening Targets are provided to LG Chem and the screening campaign using such Screening Targets has been completed (the "Additional Work Period"). If the JRC decides to allocate the appropriate Elitra FTEs to such activities, the JRC may increase the number of Screening Targets that Elitra is to provide LG Chem in any year during the Research Term; PROVIDED, HOWEVER, that the total number of such Screening Targets to be provided during the Research Term will not exceed a maximum of [...***...] ([...***...] if the Research Term is terminated early in accordance with Section 3.4). The JRC shall develop and apply mutually agreeable criteria for the prioritization of such Screening Targets using Elitra's bioinformatics capabilities. From the time that LG Chem selects an Accepted Target as a Screening Target (at which time such Accepted Target shall be deemed a "Screening Target" hereunder) until the screening campaign with respect to such Screening Target under Section 4.4 has been completed (the "Screening Target Exclusivity Period"), such Screening Target shall be reserved exclusively for the Collaboration in accordance with Section 4.6.

            (c) Upon LG Chem's decision not to select any Accepted Target as a Screening Target, or upon the selection of the last Screening Target that LG Chem is permitted to select in accordance with Section 4.3(b) in a given year during the Research Term, any Accepted Target not selected as a Screening Target shall be returned to the Elitra Database and Elitra shall be free to use such Accepted Target outside the Collaboration, whether by itself or in collaboration with a Third Party; PROVIDED, HOWEVER, that, with respect to Accepted Targets that would otherwise be returned to the Elitra Database pursuant to this sentence:

                  (i) LG Chem may, by written notice to the JRC and Elitra, select any such Accepted Target as an additional Screening Target (notwithstanding LG Chem's previous selection of the maximum number of Screening Targets that LG Chem was permitted to select during such year). LG Chem shall provide Elitra with funding at the rate specified in Section 3.5(a) for [...***...] Elitra FTEs per additional Screening Target so selected per year (which funding shall be in addition to amounts payable under Section 7.1); or

                  (ii) Each year during the Research Term, LG Chem shall have the right to reserve for [...***...] up to [...***...] additional Accepted Targets for potential future selection as additional Screening Targets by providing Elitra with written notice thereof and by paying Elitra [...***...] per Accepted Target so reserved. If LG Chem desires to continue to reserve any Accepted Target after such initial [...***...] year reservation period, LG Chem shall provide Elitra with written notice thereof prior to the expiration of such initial [...***...] reservation period and shall pay to Elitra [...***...] per Accepted Target per additional [...***...]
 during which LG Chem desires to reserve such Accepted Target. Any such payments shall be made annually in advance and shall not be refundable or creditable against any other payment obligation of LG Chem hereunder. Subject to LG Chem's compliance with its payment obligations under this subsection
(2), Elitra agrees that it shall not return any Accepted Target so reserved to the Elitra Database nor use such Accepted Target outside of the Collaboration for so long as such Accepted Target is reserved hereunder.

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      16.

      4.4 ASSAY DEVELOPMENT AND SCREENING TO IDENTIFY ACTIVE COMPOUNDS. Upon selection of any Screening Target in accordance with Section 4.3, Elitra shall use reasonable efforts in accordance with the Research Plan to develop one or more assays for such Screening Target (each, an "Elitra Assay" and collectively, the "Elitra Assays"). During the Research Term, Elitra and LG Chem shall make the Elitra Compound Libraries and the LG Chem Compound Libraries, respectively, available for high throughput screening in the Elitra Assays, as directed by the JRC consistent with the Research Plan. Elitra shall use reasonable efforts to conduct such screening of the Elitra Compound Libraries and the LG Chem Compound Libraries in the appropriate Elitra Assays, in accordance with the Research Plan. After completing the screening campaign under this Section 4.4 with respect to an Elitra Assay, Elitra will provide to the JRC the results of such screening. The JRC shall review such screening results promptly after receipt, shall determine which of the screened compounds meet the requirements established by the JRC for identification as Active Compounds, and shall add any such Active Compounds to the list maintained by the JRC pursuant to Section 2.3. Following identification of any Active Compound hereunder, the parties shall further characterize such Active Compounds in accordance with the Research Plan and otherwise as directed by the JRC. From the time that the first Active Compound is identified with respect to a Screening Target (at which time such Screening Target shall be deemed a "Reserved Target" hereunder) until the date that is [...***...] from the identification of such first Active Compound (the "Reserved Target Exclusivity Period"), such Reserved Target shall be reserved exclusively for the Collaboration in accordance with
Section 4.6 in order to allow for the performance of lead optimization and initial animal studies pursuant to the Research Plan; provided that, with respect to any Reserved Target, the JRC may, in its discretion, extend the Reserved Target Exclusivity Period for an agreed upon duration if JRC determines that the parties are making progress in the research and development of any Active Compound identified with respect to such Reserved Target and it would be mutually beneficial to the parties to approve such an extension. With regard to any Screening Target with respect to which no Active Compound is identified during the Screening Target Exclusivity Period, Elitra and LG Chem will discuss in good faith the opportunity for LG Chem to reserve such Screening Target exclusively for an additional period or to obtain an exclusive license to such Screening Target on terms to be negotiated by the parties.

      4.5 DESIGNATION OF PROGRAM COMPOUNDS. The parties shall perform such combinatorial chemistry, medicinal chemistry, secondary screening evaluation and toxicology, pharmacokinetics and pharmacology studies with respect to Active Compounds as set forth in the Research Plan or directed by the JRC. With respect to each Reserved Target, LG Chem shall devote such number of FTEs as is generally accepted practice for similar activities in the pharmaceutical industry and consistent with Section 3.5(b) to the optimization and analysis of Active Compounds hereunder. After completing any such activities, each party will provide to the JRC the results thereof, including, without limitation, the identity of any Derivative Compounds generated. The JRC shall review such results after receipt, shall determine which of the Active Compounds and/or Derivative Compounds meet the requirements established by the JRC for identification as Program Compounds, and shall add any such Program Compounds to the list maintained by the JRC pursuant to Section 2.3. Commencing as of the time that the first Program Compound is selected with respect to a Reserved Target (at which time such Reserved Target shall be deemed a "Collaboration Target" hereunder) and thereafter during the Term of the Agreement so long as any Program Compound or Product that is active against such

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      17.

Collaboration Target continues in active Development or continues to be Commercialized (the "Collaboration Target Exclusivity Period"), such Collaboration Target shall be reserved exclusively for the Collaboration in accordance with Section 4.6.

      4.6   RESTRICTED ACTIVITIES.

            (a) During the Accepted Target Exclusivity Period for a given Accepted Target, neither party shall grant any license or other rights to use such party's technology in connection with or otherwise with respect to such Accepted Target, nor shall either party conduct any research, development or commercialization activities relating to such Accepted Target other than pursuant to the Collaboration.

            (b) During the Screening Target Exclusivity Period for a given Screening Target, neither party shall grant any license or other rights to use such party's technology in connection with or otherwise with respect to such Screening Target, nor shall either party conduct any research, development or commercialization activities relating to such Screening Target other than pursuant to the Collaboration.

            (c) During the Reserved Target Exclusivity Period for a given Reserved Target, neither party shall grant any license or other rights to use such party's technology in connection with or otherwise with respect to such Reserved Target, nor shall either party conduct any research, development or commercialization activities relating to such Reserved Target other than pursuant to the Collaboration.

            (d) During the Collaboration Target Exclusivity Period for a given Collaboration Target, neither party shall grant any license or other rights to use such party's technology in connection with or otherwise with respect to any Collaboration Target, nor shall either party conduct any research, development or commercialization activities relating to such Reserved Target other than pursuant to the Collaboration.

            (e) During the Research Term and for [...***...] thereafter, neither party shall grant any license or other rights to use such party's technology in connection with or otherwise with respect to any Active Compound or Derivative Compound not designated as a Program Compound hereunder, nor shall either party conduct any research, development or commercialization activities relating to any such Active Compound or Derivative Compound not designated as a Program Compound hereunder other than pursuant to the Collaboration.

5.    DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

      5.1 DEVELOPMENT PLAN. Promptly following establishment of the JDC, the JDC shall approve the initial Development Plan, which shall be attached to this Agreement as Exhibit B. Any amendments or revisions to the Development Plan shall be in writing and shall require unanimous approval of the JDC.

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      18.

5.2   DEVELOPMENT EXPENSES.

      (a) SHARING OF DEVELOPMENT EXPENSES. All Development Expenses shall be shared equally by the parties in accordance with this Section 5.2, provided that such Development Expenses are in accordance with the then-current Development Plan.

      (b) CALCULATION OF DEVELOPMENT EXPENSES. In determining Development Expenses, any party providing project-specific Development support activities (E.G., manufacturing, QA/QC, clinical development, regulatory affairs or clinical data management) may calculate the fully-burdened cost and expense of providing such support activity, including both project-specific variable costs and expenses and Allocable Overhead, using standard activity-based project costing methods and otherwise in accordance with this Agreement. All calculations hereunder shall be made using, and all defined and undefined terms shall be construed in accordance with, U.S. generally accepted accounting principles, consistently applied, and consistent with generally accepted methods for activity-based project costing for similar products in similar industries. Without limiting the foregoing, no cost item subject to sharing by the parties under this Section 5.2 shall be included more than once in calculating Development Expenses. The parties anticipate that neither party shall incur expenses that are included in the Development Expense calculation unless the JDC has agreed that such party shall incur such expenses.

      (c) RECORDS; REPORTING. Each party shall calculate and maintain detailed records of its Development Expenses. To the extent that, consistent with the Development Plan, a party incurs Development Expenses, such party shall promptly provide the JDC with a reasonably detailed written invoice for such Development Expenses, and such Development Expenses shall be accounted for in the month and calendar quarter in which such invoice is received by the JDC. The JDC shall be responsible for the preparation of reports, calculation of the Development Expenses to be shared and determination of the cash settlement between the parties. The JDC shall provide to the parties, by the submission dates shown below, a statement showing Development Expenses for the preceding month or calendar quarter, as applicable, in such form as the JDC shall approve. Such statements shall set forth a comparison of actual Development Expenses to expense budgets included in the applicable Development Plan and, with respect to quarterly statements only, shall set forth the cash settlement required between the parties:


      FREQUENCY            TIMING OF SUBMISSION OF STATEMENT
      -------------------  ----------------------------------------
      Monthly              30 days following the end of each month
      Quarterly            45 days following the end of each calendar quarter


Each party agrees to make any required cash settlements with the other party within thirty (30) days following receipt of the invoice issued by the other party based on the JDC's quarterly report describing such required cash settlement. Except as otherwise expressly set forth in this Section 5.2, all such payments between the parties shall be governed by the provisions of
Article 8.

                                      19.

      5.3 DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS IN WESTERN EUROPE. At such time as the parties deem appropriate, the parties shall mutually agree whether to retain co-exclusive development and commercialization rights for Products in Western Europe or to jointly license such rights to one or more Third Party (each, a "Western Europe Partner"), it being understood that the parties' preference is to retain co-exclusive development and commercialization rights for Products in Western Europe. Any agreement with a Western Europe Partner with regard to the Development and Commercialization of Products in Western Europe (a "Western Europe Agreement") shall be on terms mutually agreed upon by each of the parties. Without limiting the generality of the foregoing, any Western Europe Agreement shall provide that such Western Europe Partner's share of Development costs and expenses will be used to offset Development Expenses incurred by Elitra and LG Chem equally.

      5.4 JOINT COMMERCIALIZATION AGREEMENT. Following the First Commercial Sale in any country of the second (2nd) Product to be commercially sold hereunder, in the event that Phase III Clinical Trials are initiated for a Program Compound to be contained in a third (3rd) Product, the parties shall promptly (and in any event within [...***...] of such initiation) and in good faith negotiate and enter into an agreement for the joint worldwide Development and Commercialization of such third (3rd) Product and all subsequent Products hereunder, which agreement shall provide for the sharing of expenses and profits of the Development and Commercialization of such Products worldwide (the "Joint Commercialization Agreement"). Any such Joint Commercialization Agreement shall specify the parties' relative rights and responsibilities with respect to continued pre-clinical development, clinical development, and marketing and promotion rights, and shall include all appropriate licenses. For purposes of clarification, the provisions of this Agreement that apply to the first (1st) and second (2nd) Products shall not apply to the third (3rd) Product and any subsequent Products hereunder.

      5.5 REGULATORY APPROVALS. The JDC shall, as part of the Development Plan, develop a worldwide plan to coordinate clinical trials and regulatory filings in all countries for which marketing approval is to be sought with the goal of expediting Regulatory Approval and Commercialization of each Product on a worldwide basis. Neither party shall take any action that will or could reasonably be expected to unnecessarily impair the other party's efforts to achieve Regulatory Approvals for which the party is responsible.

      5.6 PRODUCT BRAND NAMES. Subject to the Development Plan and to the extent such strategy is beneficial in a given territory, the parties shall endeavor to establish a common brand name under which each Product would be marketed worldwide in order to maximize brand equity and the corresponding return on Development and marketing expenditures.

      5.7 SUPPLY OF BULK DRUG SUBSTANCE AND DRUG PRODUCT. If, at the time the parties desire to enter into a manufacturing and supply arrangement for bulk drug substance and/or finished drug product for clinical development and commercialization of Products, LG Chem can reasonably demonstrate that it has the capacity and is otherwise able to meet the parties' supply requirements hereunder at a price competitive with bids submitted to the parties by reputable contract manufacturers of pharmaceutical products, then Elitra agrees that LG Chem shall have the right to supply such bulk drug substance and/or finished drug product at [...***...] with respect thereto for so long as LG Chem remains able to meet the parties' supply requirements hereunder on competitive terms. If the parties do not agree that LG Chem will be

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      20.

manufacturer, the parties shall cooperate to identify a single manufacturing source for the worldwide supply of bulk drug substance and finished drug product for clinical development and commercialization of Products.

6.    LICENSE GRANTS

      6.1   LICENSE GRANTS.

            (a) GRANT BY ELITRA. Subject to the terms and conditions of this Agreement, Elitra hereby grants to LG Chem:

                  (i) during the Research Term and, if applicable, any Additional Work Period, an exclusive (except as to Elitra), worldwide, royalty-free license, without the right to sublicense, under the Elitra Technology and Elitra's interest in the Joint Patents solely to perform its obligations under the Research Plan;

                  (ii) effective as of the selection of a Program Compound hereunder, an exclusive (even as to Elitra), royalty-bearing license, with the right to sublicense, under the Elitra Technology and Elitra's interest in the Joint Patents, (A) to conduct Development of such Program Compound and any Product containing such Program Compound in the Field in the LG Chem Territory and (B) to make, have made, use, sell, offer for sale, have sold and import any Product containing such Program Compound in the Field in the LG Chem Territory; and

                  (iii) effective as of the selection of a Program Compound hereunder, a co-exclusive (with Elitra), royalty-bearing license, with the right to sublicense, under the Elitra Technology and Elitra's interest in the Joint Patents, (A) to conduct Development of such Program Compound and any Product containing such Program Compound in the Field in Western Europe and
(B) to make, have made, use, sell, offer for sale, have sold and import any Product containing such Program Compound in the Field in Western Europe.

            (b) GRANT BY LG CHEM. Subject to the terms and conditions of this Agreement, LG Chem hereby grants to Elitra:

                  (i) during the Research Term and, if applicable, any Additional Work Period, an exclusive (except as to LG Chem), worldwide, royalty-free license, without the right to sublicense, under the LG Chem Technology and LG Chem's interest in the Joint Patents solely to perform its obligations under the Research Plan;

                  (ii) effective as of the selection of a Program Compound hereunder, an exclusive (even as to LG Chem), royalty-bearing license, with the right to sublicense, under the LG Chem Technology and LG Chem's interest in the Joint Patents, (A) to conduct Development of such Program Compound and any Product containing such Program Compound in the Field in the Elitra Territory and (B) to make, have made, use, sell, offer for sale, have sold and import any Product containing such Program Compound in the Field in the Elitra Territory; and

                  (iii) effective as of the selection of a Program Compound hereunder, a co-exclusive (with LG Chem), royalty-bearing license, with the right to sublicense, under the LG Chem Technology and LG Chem's interest in the Joint Patents, (A) to conduct Development of

                                     21.

such Program Compound containing such Program Compound and any Product containing such Program Compound in the Field in Western Europe and (B) to make, have made, use, sell, offer for sale, have sold and import any Product containing such Program Compound in the Field in Western Europe.

6.2   REVERSION OF RIGHTS.

      (a)   TO ELITRA. In the event that LG Chem:

            (i) ceases to conduct Development or Commercialization with respect to a particular Program Compound or Product in any country within the LG Chem Territory; or

            (ii) notifies Elitra that it intends to cease conducting Development or Commercialization with respect to a particular Program Compound or Product in any country within the LG Chem Territory;

then the license to LG Chem under Section 6.1(a)(ii) with respect to such Program Compound and/or Product, as applicable, shall terminate, and, effective upon the occurrence of the event set forth in either clause (i) or clause (ii) above, LG Chem hereby grants Elitra an exclusive (even as to LG
Chem), worldwide, irrevocable, perpetual, royalty-bearing license (with the right to sublicense) under the LG Chem Technology and LG Chem's interest in the Joint Patents (A) to conduct Development of such Program Compound and any Product containing such Program Compound in the Field in such country of the LG Chem Territory and (B) to make, have made, use, sell, offer for sale, have sold and import any Product containing such Program Compound in the Field in such country of the LG Chem Territory. Upon the occurrence of any event specified in the foregoing clauses (i) or (ii) of this Section 6.2(a), LG Chem shall provide prompt (but in any event not more than thirty (30) days') written notice to Elitra thereof, and LG Chem shall transfer to Elitra as soon as reasonably practicable following the occurrence of such event all information and data relating to such Program Compound and/or Product as may be necessary to enable Elitra to pursue Development and Commercialization of such Program Compound and/or Product, as applicable, including, without limitation, rights to all foreign-equivalent INDs and NDAs filed with respect to such Program Compound or Product in such country and all drug dossiers and master files with respect thereto. In consideration of any license granted under this Section 6.2(a), Elitra shall pay to LG Chem a royalty equal to [...***...] of Net Sales of such Product in such country for a period equal to the Royalty Term in such country and otherwise in accordance with the applicable provisions of Article 7.

      (b)   TO LG CHEM. In the event that Elitra:

            (i) ceases to conduct Development or Commercialization with respect to a particular Program Compound or Product in any country within the Elitra Territory; or

            (ii) notifies LG Chem that it intends to cease conducting Development or Commercialization with respect to a particular Program Compound or Product in any country within the Elitra Territory;

then the license to Elitra under Section 6.1(b)(ii) with respect to such Program Compound and/or Product, as applicable, shall terminate, and, effective upon the occurrence of the event set forth

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      22.

in either clause (i) or clause (ii) above, Elitra hereby grants LG Chem an exclusive (even as to Elitra), worldwide, irrevocable, perpetual, royalty-bearing license (with the right to sublicense) under the Elitra Technology and Elitra's interest in the Joint Patents (A) to conduct Development of such Program Compound and any Product containing such Program Compound in the Field in such country of the Elitra Territory and (B) to make, have made, use, sell, offer for sale, have sold and import any Product containing such Program Compound in the Field in such country of the Elitra Territory. Upon the occurrence of any event specified in the foregoing clauses (i) or (ii) of this Section 6.2(b), Elitra shall provide prompt (but in any event not more than thirty (30) days') written notice to LG Chem thereof, and Elitra shall transfer to LG Chem as soon as reasonably practicable following the occurrence of such event all information and data relating to such Program Compound and/or Product as may be necessary to enable LG Chem to pursue Development and Commercialization of such Program Compound and/or Product, as applicable, including, without limitation, rights to all INDs and NDAs (or foreign equivalents thereof) filed with respect to such Program Compound or Product in such country and all drug dossiers and master files with respect thereto. In consideration of any license granted under this Section 6.2(b), LG Chem shall pay to Elitra a royalty equal to [...***...] of Net Sales of such Product in such country for a period equal to the Royalty Term in such country and otherwise in accordance with the applicable provisions of Article 7.

7.    FEES AND PAYMENTS

      7.1 RESEARCH FUNDING. LG Chem shall make research funding payments to Elitra, in advance for each six (6) month period, at the rate of $2,300,000 per year during the Research Term, which amount shall be adjusted on an annual basis by a factor which reflects changes in the Consumer Price Index for San Diego, California as reported as of the date that is thirty (30) days prior to the anniversary of the Effective Date in each applicable year during the Research Term when compared to the comparable statistic for the date that is thirty (30) days prior to the anniversary of the Effective Date in the preceding year. The first such payment shall be made on the Effective Date and each subsequent payment shall be made on the first day of each six (6) month period during the Research Term.

      7.2 EQUITY INVESTMENT. On the terms and subject to the conditions set forth in the Stock Purchase Agreement entered into as of the date hereof between the parties (the "Stock Purchase Agreement"), upon the execution of this Agreement, LG Chem shall purchase One Million Forty-One Thousand Six Hundred Sixty-Seven (1,041,667) shares of Elitra's Series C Preferred Stock at a purchase price per share of Four Dollars and Eighty Cents (US$4.80).

      7.3   MILESTONE PAYMENTS.

            (a) PRECLINICAL MILESTONES. Within forty-five (45) days after achievement of each of the milestones set forth below, LG Chem shall pay to Elitra the milestone payment set forth below:

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      23.

      ---------------------------------- ---------------------------
      MILESTONE EVENT                        MILESTONE PAYMENT
      ---------------------------------- ---------------------------
      [...***...]                                        $[...***...]
      ---------------------------------- ---------------------------
      [...***...]                                        $[...***...]
      ---------------------------------- ---------------------------

Each of the foregoing milestone payments shall be payable only for the first Active Compound, Derivative Compound or Program Compound that is active against a given Target and achieves the milestone event described above.

            (b) CLINICAL MILESTONES. Within forty-five (45) days following the first occurrence of each of the events set forth below with respect to each Product, as applicable, LG Chem shall pay to Elitra the milestone payment set forth below:

  ------------------------------------------------ ---------------------------
  MILESTONE EVENT                                      MILESTONE PAYMENT
  ------------------------------------------------ ---------------------------
  [...***...] of Product                                  $[...***...]
  ------------------------------------------------ ---------------------------
  [...***...] of Product                                  $[...***...]
  ------------------------------------------------ ---------------------------
  [...***...]of Product                                   $[...***...]
  ------------------------------------------------ ---------------------------
  [...***...] for Product in [...***...]                  $[...***...]
  ------------------------------------------------ ---------------------------
  [...***...] of Product in [...***...]                   $[...***...]
  ------------------------------------------------ ---------------------------

Each of the foregoing milestone payments shall be payable on a Program Compound-by-Program Compound basis; PROVIDED, HOWEVER, that if (i) a Product is abandoned during development after one or more of the milestone payments under this Section 7.3(b) has been made and (ii) a Product comprising or containing another Program Compound previously designated by the JDC as a back-up compound for such abandoned Product is developed for the same indication as the abandoned Product to replace such abandoned Product, then only those milestone payments under this Section 7.3(b) that were not previously made with respect to such abandoned Product shall be payable with respect to the Product comprising or containing such back-up Program Compound. All payments made to Elitra pursuant to this Section 7.3 are non-refundable and may not be credited against any other payments payable by LG Chem to Elitra under this Agreement.

      7.4   ROYALTIES.

            (a) ELITRA ROYALTY PAYMENTS TO LG CHEM. Elitra shall pay to LG Chem a royalty equal to [...***...] of Gross Profit in the Elitra Territory

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      24.

            (b) LG CHEM ROYALTY PAYMENTS TO ELITRA. LG Chem shall pay to Elitra a royalty equal to [...***...] of Gross Profit in the LG Chem Territory.

            (c) ROYALTY TERM. Royalties for sales of any Product in a given country shall be paid for a period equal to the Royalty Term for such Product in such country. After the end of the Royalty Term for any Product in a given country, Elitra and LG Chem will discuss plans to Commercialize such Product on a worldwide basis with the parties sharing equally (50%/50%) in the profits and losses from Commercialization of such Product.

      7.5 PROFIT-SHARING IN WESTERN EUROPE. To the extent that the parties determine not to enter into a Western Europe Agreement with respect to any Product for all or any portion of Western Europe but to Commercialize such Product through Elitra and/or LG Chem in Western Europe or the applicable portion thereof, the parties shall share equally (50%/50%) in the profits and losses from Commercialization of such Product in Western Europe or any applicable portion thereof. Promptly following such determination, the parties shall negotiate in good faith regarding the specific terms and conditions of such profit-sharing arrangement, which terms shall in any event be consistent with generally accepted accounting methods for activity-based project costing for similar products in similar industries and with U.S. generally accepted accounting principles, consistently applied. Royalties and license fees payable by either party to Third Parties with respect to such Products in Western Europe shall be treated as an expense.

      7.6 ADJUSTMENT. In the event that [...***...] obtained by LG Chem and provided to Elitra shows that [...***...] as between [...***...] and [...***...], then the parties will negotiate in good faith to make the appropriate adjustments to the applicable provisions of this Agreement so that each party is entitled to [...***...].

8.    PAYMENT; RECORDS; AUDITS

      8.1 PAYMENT; REPORTS. Royalty payments and reports for the sale of Products shall be calculated and reported for each calendar quarter. All royalty payments due to a party under this Agreement shall be paid within sixty (60) days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of Products, the royalties, in U.S. dollars, payable, the method used to calculate the royalty and the exchange rates used.

      8.2 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange equal to the weighted average of the daily exchange rates for such currency reported in THE WALL STREET JOURNAL, WESTERN EDITION, during the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the party entitled to receive such payment, unless otherwise specified in writing by such party.

                                              * CONFIDENTIAL TREATMENT REQUESTED
                                      25.

      8.3 LATE PAYMENTS. In the event that any payment, including royalty, milestone and research payments and payments under Section 5.2, due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of one and one-half percent (1.5%) per month; PROVIDED, HOWEVER, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

      8.4 WITHHOLDING OF TAXES. The party receiving royalties and other payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within sixty (60) days following such payment.

      8.5 RECORDS AND AUDITS. During the Term of the Agreement and for a period of six (6) years thereafter, each party shall keep complete and accurate records pertaining to the Development of Program Compounds and Products and the sale or other disposition of Products in sufficient detail to permit the other party to confirm the accuracy of all payments due hereunder (including, without limitation, under Section 5.2). A party shall have the right to cause an independent, certified public accountant reasonably acceptable to the other party to audit such records to confirm Development Expenses, Net Sales and royalty and other payments for a period covering not more than the preceding three (3) years. Such audits may be exercised no more than once in each calendar year during normal business hours upon reasonable prior written notice to the audited party. Prompt adjustments shall be made by the parties to reflect the results of such audit. The party causing such audit shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount of the Development Expenses, Net Sales or royalties or other payments due under this Agreement. In such case, the audited party shall bear the full cost of such audit and shall promptly remit to the other party the amount of any underpayment, together with interest from the date originally due.

      8.6 PROHIBITED PAYMENTS. Notwithstanding any other provision of this Agreement, if a party is prevented from paying any such royalty by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to the other party account in a bank acceptable to such other party in the country whose currency is involved.

9.    INTELLECTUAL PROPERTY

      9.1 OWNERSHIP OF INVENTIONS. Ownership of inventions conceived of or reduced to practice in the course of the Collaboration ("Inventions") shall be determined in accordance with the rules of inventorship under United States patent laws. Elitra shall own all Inventions conceived of and reduced to practice in the course of the Collaboration solely by its employees and agents ("Elitra Inventions"), and all patent applications and patents claiming Elitra Inventions. LG Chem shall own all Inventions conceived of and reduced to practice in the course of the Collaboration solely by its employees and agents ("LG Chem Inventions"), and all patent applications and patents claiming LG Chem Inventions. All Inventions conceived of and

                                      26.

reduced to practice jointly by employees or agents of Elitra and employees or agents of LG Chem ("Joint Inventions"), and all Joint Patents, shall be owned jointly by Elitra and LG Chem.

      9.2   PATENT PROSECUTION AND MAINTENANCE.

            (a) It is the intention of the parties to secure broad patent protection for discoveries and inventions made in connection with the Collaboration and to coordinate the filing and prosecution of patent applications claiming such discoveries and inventions on a worldwide basis. Elitra shall be responsible for the filing, prosecution and maintenance of all Elitra Patents and all patent applications and patents covering any Elitra Inventions at Elitra's sole expense. LG Chem shall be responsible for the filing, prosecution and maintenance of all LG Chem Patents and all patent applications and patents covering any LG Chem Inventions at LG Chem's sole expense. Each party shall consider in good faith the requests and suggestions of the other party with respect to strategies for filing and prosecuting such patent applications. The inventing party shall keep the other party informed of progress with regard to the filing, prosecution, maintenance, enforcement and defense of patents applications and patents subject to this Section 9.2(a).

            (b) Elitra shall be responsible for, and shall initially bear the expense of, the preparation, filing, prosecution, and maintenance of the Joint Patents, provided that Elitra shall be entitled to reimbursement by LG Chem of fifty percent (50%) of such expenses. Elitra shall consult with LG Chem as to the preparation, filing, prosecution, and maintenance of such Joint Patents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to LG Chem copies of all relevant documents reasonably in advance of such consultation. In the event that Elitra desires to abandon any such Collaboration Patent, or if Elitra later declines responsibility for any such Collaboration Patent, Elitra shall provide reasonable prior written notice to LG Chem of such intention to abandon or decline responsibility, and LG Chem shall have the right, at its expense, to prepare, file, prosecute, and maintain such Collaboration Patent.

      9.3 COOPERATION OF THE PARTIES. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Patents under this Agreement. Such cooperation includes, but is not limited to:

            (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 9.1, and Patents claiming such Inventions, and to enable the other party to apply for and to prosecute patent applications in any country; and

            (b) promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, or prosecution of any such patent applications.

      9.4   INFRINGEMENT BY THIRD PARTIES.

            (a) Elitra and LG Chem shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Elitra Patents, LG Chem Patents or Joint Patents of which they become aware. Both parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation.

                                      27.

            (b) Elitra shall have the right to bring and control any action or proceeding with respect to infringement of any patent included in the Elitra Patents at its own expense and by counsel of its own choice. In the event such alleged infringement takes place, in whole or in part, in the LG Chem Territory, LG Chem shall have the right to participate in such action, at its own expense. With respect to infringement of any patent included in the Elitra Patents that is likely to have a material adverse effect on any Product in Development or Commercialization by LG Chem pursuant to a license granted hereunder, if Elitra fails to bring an action or proceeding within
(a) sixty (60) days following the notice of alleged infringement or (b) ten
(10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, LG Chem shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Elitra shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

            (c) LG Chem shall have the right to bring and control any action or proceeding with respect to infringement of any patent included in the LG Chem Patents at its own expense and by counsel of its own choice. In the event such alleged infringement takes place, in whole or in part, in the Elitra Territory, Elitra shall have the right to participate in such action, at its own expense. With respect to infringement of any patent included in the LG Chem Patents that is likely to have a material adverse effect on any product in Development or Commercialization by Elitra pursuant to a license granted hereunder, if LG Chem fails to bring an action or proceeding within
(a) sixty (60) days following the notice of alleged infringement or (b) ten
(10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Elitra shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and LG Chem shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

            (d) In the event any patent included in the Joint Patents is infringed by a Third Party, Elitra shall have the right to bring and control any action or proceeding with respect to such patent, and the parties shall share equally in the expenses thereof. In the event such alleged infringement takes place, in whole or in part, in the LG Chem Territory, LG Chem shall have the right to participate in such action. With respect to infringement of any patent included in the Joint Patents, if Elitra fails to bring an action or proceeding within (a) sixty (60) days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, LG Chem shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Elitra shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

            (e) In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section 9.4 in a manner that diminishes the rights or interests of the other party without the prior written consent of such other party. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such infringement action, after reimbursement of any expenses of Elitra and LG Chem incurred in connection with such action or proceeding, shall be paid to the party that brought the action; provided that, if both parties participate in such action or proceeding, then (i) any recovery representing lost sales in the Elitra Territory shall be paid to Elitra, and any

                                      28.

recovery representing lost sales in the LG Chem Territory shall be paid to LG Chem, and (ii) any remaining amount of the recovery shall be shared equally by the parties (subject to the provisions of any Western Europe Agreement with respect to Western Europe). Any recovery received by a party representing lost sales in the Elitra Territory or the LG Territory, as applicable, shall be treated as Net Sales of Products.

      9.5 INFRINGEMENT OF THIRD PARTY RIGHTS. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Elitra shall have the first right to control any defense of any such claim involving alleged infringement of Third Party rights by Elitra's activities at its own expense and by counsel of its own choice, and LG Chem shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Elitra fails to proceed in a timely fashion with regard to such defense, LG Chem shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Elitra shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. LG Chem shall have the first right to control any defense of any such claim involving alleged infringement of Third Party rights by LG Chem's activities at its own expense and by counsel of its own choice, and Elitra shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If LG Chem fails to proceed in a timely fashion with regard to such defense, Elitra shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and LG Chem shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 9.5 in a manner that diminishes the rights or interests of the other party without the consent of such other party.

      9.6 TRADEMARKS. Subject to the provisions of Section 5.5, each party shall obtain, own and enforce its own trademarks with respect to its own activities, in the case of Elitra, in the Elitra Territory, and, in the case of LG Chem, in the LG Chem Territory. The parties shall own jointly any trademarks obtained with respect to Products in Western Europe, and the parties shall determine by mutual agreement which party shall be responsible for obtaining, maintaining and enforcing any such trademarks.

10.   REPRESENTATIONS AND WARRANTIES

      10.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party represents to the other that:

            (a) CORPORATE POWER. It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

            (b) DUE AUTHORIZATION. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action.

                                      29.

            (c) BINDING AGREEMENT. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

            (d) GRANT OF RIGHTS; MAINTENANCE OF AGREEMENTS. It has not, and will not during the Term of the Agreement, grant any right to any third party which would conflict with the rights granted to the other party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

      10.2 DISCLAIMER CONCERNING TECHNOLOGY. THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED "AS IS" AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant (i) the success of any study or test commenced under the Collaboration or (ii) the safety or usefulness for any purpose of the technology it provides hereunder.

      10.3 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

11.   CONFIDENTIALITY; PUBLICATION

      11.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term of the Agreement and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the other party pursuant to this Agreement. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

      11.2 EXCEPTIONS. Confidential Information shall not include any information which the receiving party can prove by competent written evidence:


                                       30.

            (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

            (b) is known by the receiving party at the time of receiving such information, as evidenced by its records;

            (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure;

            (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or

            (e) is the subject of a written permission to disclose provided by the disclosing party.

      11.3 AUTHORIZED DISCLOSURE. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

            (a)   filing or prosecuting patents relating to the Collaboration;

            (b)   regulatory filings;

            (c)   prosecuting or defending litigation;

            (d) complying with applicable court orders or governmental regulations;

            (e) conducting Research and Development of Active Compounds, Derivative Compounds, Program Compounds or Products; and

            (f) disclosure to Affiliates, sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to this
Section 11.3, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

      11.4 PUBLICATIONS. Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the Collaboration, including oral presentations and abstracts, may be beneficial to both parties provided such publications are


                                       31.

subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the parties to maintain the confidentiality of any Confidential Information included in any foreign patent application until such foreign patent application has been published. Accordingly, a party shall have the right to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts, which utilizes data generated from the Collaboration and/or includes Confidential Information of the other party. Before any such paper is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least forty-five (45) days prior to submitting the paper to a publisher. Such other party shall review any such paper and give its comments to the publishing party within thirty (30) days of the delivery of such paper to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the non-publishing party. The publishing party shall comply with the other party's request to delete references to the other party's Confidential Information in any such paper and agrees to withhold publication of same for an additional ninety (90) days in order to permit the parties to obtain patent protection, if either of the parties deems it necessary, in accordance with the terms of this Agreement.

      11.5 PUBLICITY. It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party's prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

12.   TERM AND TERMINATION

      12.1 TERM OF THE AGREEMENT. The term of the collaborative Research activities of the parties shall commence on the Effective Date and continue until expiration of the Research Term (and, if applicable, the Additional Work Period), unless earlier terminated pursuant to Section 3.4, 12.2 or 15.9 or extended by mutual agreement of the parties. The term of this Agreement ("Term of the Agreement") shall commence on the Effective Date and continue until six
(6) months after the expiration of the last Royalty Term for any Product, unless earlier terminated pursuant to Section 12.2 or 15.9 or extended upon terms mutually agreeable to both parties.

      12.2 TERMINATION FOR CAUSE. Each party shall have the right to terminate this Agreement upon sixty (60) days' prior written notice to the other upon the occurrence of any of the following:


                                       32.

            (a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

            (b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching party.

      12.3  EFFECT OF TERMINATION; SURVIVING OBLIGATIONS.

            (a)   Upon termination of this Agreement by Elitra pursuant to
Section 12.2: (i) all rights under the licenses granted by Elitra to LG Chem hereunder shall automatically terminate and revert to Elitra; (ii) any permitted sublicenses granted hereunder by LG Chem shall remain in effect, but shall be assigned to Elitra; (iii) the licenses granted by LG Chem to Elitra hereunder shall remain in effect in accordance with their terms (except as otherwise set forth in this subsection (a)), subject to compliance by Elitra with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Article 7); (iv) LG Chem shall, and it hereby does, grant to Elitra an exclusive (even as to LG Chem), irrevocable, perpetual, fully-paid license (with the right to sublicense) under the LG Chem Technology and LG Chem's interest in the Joint Patents (A) to conduct Development of Program Compounds and Products in the Field in the LG Chem Territory and Western Europe and (B) to make, have made, use, sell, offer for sale, have sold and import Products in the Field in the LG Chem Territory and Western Europe; and
(v) LG Chem shall promptly transfer to Elitra all information and data as may be necessary to enable Elitra to pursue Development and Commercialization of Program Compounds and Products in the LG Chem Territory and Western Europe, including, without limitation, rights to all foreign-equivalent INDs and NDAs filed with respect to Program Compounds or Products and all drug dossiers and master files with respect thereto.

            (b)   Upon termination of this Agreement by LG Chem pursuant to
Section 12.2: (i) all rights under the licenses granted by LG Chem to Elitra hereunder shall automatically terminate and revert to LG Chem; (ii) any sublicenses granted hereunder by Elitra shall remain in effect, but shall be assigned to LG Chem; (iii) the licenses granted by Elitra to LG Chem hereunder shall remain in effect in accordance with their terms (except as otherwise set forth in this subsection (b)), subject to compliance by LG Chem with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Article 7); (iv) Elitra shall, and it hereby does, grant to LG Chem an exclusive (even as to Elitra), irrevocable, perpetual, fully-paid license (with the right to sublicense) under the Elitra Technology and Elitra's interest in the Joint Patents (A) to conduct Development of Program Compounds and Products in the Field in the Elitra Territory and Western Europe and (B) to make, have made, use, sell, offer for sale, have sold and import Products in the Field in the Elitra Territory and Western Europe; and (v) Elitra shall promptly transfer to LG Chem all information and data as may be necessary to enable LG Chem to pursue Development and Commercialization of Program Compounds and Products in the Elitra Territory and Western Europe, including, without limitation, rights to all INDs and NDAs (and foreign equivalents thereof) filed with respect to Program Compounds or Products and all drug dossiers and master files with respect thereto.


                                       33.

            (c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 8.5, 9.1, 10.5, 11.1, 11.2, 11.3, 11.4,
12.2, 12.3 (including the provisions therein that are contemplated to continue following termination), 12.4 and 12.5 and Articles 13, 14 and 15 shall survive expiration or termination of this Agreement.

            (d) Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights under Sections 12.3(a) or (b), each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

      12.4 EXERCISE OF RIGHT TO TERMINATE. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

      12.5 DAMAGES; RELIEF. Subject to Section 12.4 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

13.   INDEMNIFICATION

      13.1  INDEMNIFICATION.

            (a) LG Chem hereby agrees to save, defend, indemnify and hold harmless Elitra and its officers, directors, employees, consultants and agents from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys' fees ("Losses"), to which Elitra may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the practice by LG Chem of any license granted hereunder, or (b) the development, manufacture, use, handling, storage, sale or other disposition of any Product by LG Chem, its Affiliates or sublicensees, except to the extent such Losses result from the gross negligence or willful misconduct of Elitra.

            (b) Elitra hereby agrees to save, defend, indemnify and hold harmless LG Chem and its officers, directors, employees, consultants and agents from and against any and all Losses to which LG Chem may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the practice by Elitra of any license granted hereunder, or (b) the development, manufacture, use, handling, storage, sale or other disposition of any product by Elitra, its Affiliates or sublicensees, except to the extent such Losses result from the gross negligence or willful misconduct of LG Chem.

      13.2  CONTROL OF DEFENSE. In the event a Party seeks indemnification under
Section 13.1, it shall inform the other Party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim


                                       34.

solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

      13.3  INSURANCE.

            (a) Elitra, at its own expense, shall maintain product liability insurance in amount consistent with industry standards during the Term of the Agreement and shall name LG Chem as an additional insured with respect to this policy. Elitra shall provide a certificate of insurance evidencing such coverage.

            (b) LG Chem, at its own expense, shall maintain product liability insurance (or self-insure) in amount consistent with industry standards during the Term of the Agreement and shall name Elitra as an additional insured with respect to such insurance. LG Chem shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage.

14.   DISPUTE RESOLUTION

      14.1 DISPUTES. The parties recognize that disputes as to certain matters may from time to time arise which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in Section 14.2 if and when such a dispute arises between the parties.

      14.2 PROCEDURES. If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within thirty (30) days of a written request by either party to the other party, the parties agree to hold a meeting, attended by the Chief Executive Officer of each of Elitra and LG Chem, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within sixty (60) days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The arbitration proceedings shall be held in London, England. The arbitration shall be conducted by one arbitrator, who is knowledgeable in the subject matter at issue in the dispute and who shall be selected by mutual agreement of the parties or, failing such agreement, shall be selected in accordance with the AAA rules. Each party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator shall be final and binding on the parties. The arbitrator shall prepare and deliver to the parties a written, reasoned opinion conferring its decision. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof.

15.   GENERAL PROVISIONS

      15.1 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, as such laws are applied to


                                       35.

contracts entered into and to be performed entirely within the State of New York by New York residents.

      15.2 ENTIRE AGREEMENT; MODIFICATION. This Agreement is both a final expression of the parties' agreement and a complete and exclusive statement with respect to all of its terms. The Exhibits referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

      15.3 RELATIONSHIP BETWEEN THE PARTIES. The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

      15.4 NON-WAIVER. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

      15.5 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of a party to such transaction other than one of the parties to this Agreement shall not be included in the technology licensed hereunder. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

      15.6 NO THIRD PARTY BENEFICIARIES. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.


                                       36.

      15.7 SEVERABILITY. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

      15.8 NOTICES. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to the Elitra, notices must be addressed to:

                           Elitra Pharmaceuticals, Inc.
                           3510 Dunhill Street
                           San Diego, CA  92121
                           Attention: Vice President, Business Development
                           Telephone: 858-410-3030
                           Facsimile: 858-410-3810

                  with a copy to:

                                    Cooley Godward LLP
                                    4365 Executive Drive, Suite 1100
                                    San Diego, CA  92121
                           Attention: L. Kay Chandler, Esq.
                           Telephone: 858-550-6000
                           Facsimile: 858-453-3555

If to LG Chem, notices must be addressed to:

                                    LG Chemical Ltd.
                                    16th Floor East Tower
                                    LG Twin Tower
                                    20, Yoido-dong, Youngdungpo-gu
                                    Seoul 150-721, Korea
                           Attention: Vice President of Product Planning
                             & Global Business Development, Life Science
                           Telephone: 82-2-3773-7803
                           Facsimile: 82-2-3773-3185


                                       37.

                  with a copy to:

                           LG Chemical Ltd.
                           Research Park
                           104-1, Moonji-dong, Yusong-gu
                           Taejon 305-380, Korea
                           Attention: Senior Vice President of Drug Evaluation
                             and Development, Biotech Research Institute
                           Telephone: 82-42-866-2016
                           Facsimile: 82-42-862-0332

      15.9 FORCE MAJEURE. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within ten
(10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3) month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 12.2, 12.3 and 12.4.

      15.10 INTERPRETATION.

            (a) CAPTIONS & HEADINGS. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

            (b) SINGULAR & PLURAL. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

            (c) ARTICLES, SECTIONS & SUBSECTIONS. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

            (d) DAYS. All references to days in this Agreement shall mean calendar days, unless otherwise specified.


                                       38.

            (e) AMBIGUITIES. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

      15.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.


                                       39.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

ELITRA PHARMACEUTICALS INC.                LG CHEMICAL LTD.



By:  /s/ Harry F. Hixson, Jr.            By:  /s/ Harry Yang
     --------------------------------         ---------------------------------

Name:  Harry F. Hixson, Jr.              Name:  H.J. Yang
       -----------------------------            -------------------------------

Title:  Chief Executive Officer          Title:  President, LG Life Science
        ----------------------------             ------------------------------















                                       40.

                                    EXHIBIT A
                                Research Plan(1)

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                                    *CONFIDENTIAL TREATMENT REQUESTED

                                  Research Plan

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                  [...***...]
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                                     *CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B

                                 DEVELOPMENT PLAN

To be attached upon approval by the JDC.